Exhibit 10.1

FIRST AMENDMENT TO AMENDED AND RESTATED NOTE AGREEMENT

This FIRST AMENDMENT TO AMENDED AND RESTATED NOTE AGREEMENT dated as of January 27, 2012 (this “Amendment”), among NEWSTAR FINANCIAL, INC. (the “Company”), THE HOLDERS PARTY HERETO (the “Holders”) and FORTRESS CREDIT CORP., as contractual representative of the Holders under the Note Agreement described below (in such capacity, together with its successors and assigns, the “Administrative Agent”).

WHEREAS, the Company has entered into a Note Agreement dated as of January 5, 2010 with the Holders and the Administrative Agent, as amended by that certain Amendment to Note Agreement dated as of April 6, 2010 (as so amended, the “Original Note Agreement”), pursuant to which the Holders agreed, subject to the terms and conditions set forth therein, to make revolving loans to the Company;

WHEREAS, the Company has entered into an Amended and Restated Note Agreement dated as of August 31, 2010 with the Holders and the Administrative Agent which amends and restates the Original Note Agreement (as amended, modified, extended, supplemented or restated from time to time, the “Note Agreement”), pursuant to which the Holders agreed, subject to the terms and conditions set forth therein, to make term loans and revolving loans to the Company;

WHEREAS, immediately prior to the First Amendment Effective Date, Term Loans in an aggregate principal amount of $50,000,000 have been made and are outstanding and no Revolving Loans are outstanding; and

WHEREAS, the Company has requested that the Administrative Agent and the Holders enter into this Amendment to (a) increase the size of the credit facility to $125,000,000 by way of an increase in the maximum amount of the Term Commitments to $100,000,000, and a decrease in the maximum amount of the Revolving Commitments to $25,000,000, (b) revise the definition of “Commitment Termination Fee,” (c) add to and revise certain definitions and specify the calculation of the amounts with respect thereto to be used in connection with the calculation of the Borrowing Base, (d) extend the Scheduled Maturity Date under the Note Agreement, and (e) otherwise amend the Note Agreement as provided in this Amendment, and the Administrative Agent and the Holders have agreed to do the foregoing, subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the promises and the mutual agreements contained in this Amendment, the Company, the Holders party hereto and the Administrative Agent hereby agree as follows:

1. Capitalized Terms. Capitalized terms used but not defined herein shall have the meanings set forth in the Note Agreement.

2. Amendments to Note Agreement. Subject to the satisfaction of the conditions precedent set forth in Section 5 below and in reliance on the representations and warranties set forth in Sections 4 and 5, the Note Agreement is hereby amended as follows:

(a) Amendment to cover page of the Note Agreement. The cover page to the Note Agreement is hereby amended by deleting each of the three dollar amounts specified thereon and the surrounding text and substituting the following therefor:

“$125,000,000

CREDIT FACILITY

$100,000,000 TERM NOTES

$25,000,000 REVOLVING NOTES”

(b) Amendment to Section 1.01 of the Note Agreement. Section 1.01 of the Note Agreement is hereby amended as follows:

(i) The definition of “Adjustment Percentage” is hereby amended by deleting such definition in its entirety and by substituting the following therefor:

“‘Adjustment Percentage’ means (a) with respect to any Real Estate Loan that is a Non-Performing Loan (including without limitation, any REO Loan) or any Structured Product, 60%, (b) with respect to any Real Estate Loan that is a Performing Loan, 75%, (c) with respect to any Obligor Second Lien Loan, any Obligor Subordinated Loan or any other Obligor Loan that does not constitute Obligor Senior Debt, 5%, and (d) with respect to any Obligor Loan that constitutes Obligor Senior Debt as of any date of determination, the percentage set forth below opposite the Obligor Senior Leverage Ratio applicable to such Obligor Loan as of the Measurement Date then most recently ended:

Obligor Senior Leverage Ratio	Percentage

Less than 3.00 to 1.00	100%

Greater than or equal to 3.00 to 1.00 but less than 4.00 to 1.00	90%

Greater than or equal to 4.00 to 1.00 but less than 5.50 to 1.00	80%

Greater than or equal to 5.50 to 1.00 but less than 7.00 to 1.00	65%

Greater than or equal to 7.00 to 1.00 but less than 9.00 to 1.00	50%

Greater than or equal to 9.00 to 1.00 (or where the Obligor EBITDA for the relevant period is negative)	30%

Notwithstanding clauses (c) and (d) above, solely for purposes of calculating the Adjusted Loan Amount in connection with the calculation of (i) the Unencumbered Asset Amount with respect to any Eligible Unencumbered Asset that is a Large Liquid Loan as of any date of determination and (ii) the Investment Vehicle Equity Amount with respect to any Eligible Investment Vehicle holding an Obligor Loan that is a Large Liquid Loan, the Adjustment Percentage for any such Large Liquid Loan shall equal the percentage set forth below opposite the “Current Debt Rating” which corresponds to the Applicable Debt Rating as of the then most recent Measurement Date:

Current Debt Rating	Percentage

“B” or higher (if Applicable Debt Rating is from S&P) or “B2” or higher (if Applicable Debt Rating is from Moody’s)	100%

“B-” (if Applicable Debt Rating is from S&P) or “B3” (if Applicable Debt Rating is from Moody’s)	90%

“CCC+” (if Applicable Debt Rating is from S&P) or “Caa1” (if Applicable Debt Rating is from Moody’s)	80%

Current Debt Rating	Percentage

“CCC” (if Applicable Debt Rating is from S&P) or “Caa2” (if Applicable Debt Rating is from Moody’s)	65%

“CCC-” (if Applicable Debt Rating is from S&P) or “Caa3” (if Applicable Debt Rating is from Moody’s)	50%

Lower than “CCC-” (if Applicable Debt Rating is from S&P) or “Caa3” (if Applicable Debt Rating is from Moody’s)	30%

Notwithstanding anything herein to the contrary, if at any time of determination of the Borrowing Base, a Drawable Unencumbered Revolving Asset Excess exists, a portion of the Eligible Drawable Unencumbered Revolving Assets equal in amount to such Drawable Unencumbered Revolving Asset Excess shall be deemed to have an Adjustment Percentage which is equal to the percentage set forth above which would have applied thereto without giving effect to this sentence multiplied by 0.50 (the reduction to the Adjustment Percentage resulting from such multiplication being the “Revolving Asset Haircut”).

(ii) The definition of “Cash Equivalents” is hereby amended by deleting such definition in its entirety and by substituting the following therefor:

“‘Cash Equivalents’ means, as of any date of determination (i) marketable securities issued or fully guaranteed or insured by the United States federal government or any agency thereof, (ii) certificates of deposit, eurodollar time deposits, overnight bank deposits and bankers’ acceptances of any commercial bank organized under the laws of the United States, any state thereof, the District of Columbia, any foreign bank, or its branches or agencies (fully protected against currency fluctuations) that, at the time of acquisition, are rated at least “A-1” by S&P or “P-1” by Moody’s, (iii) commercial paper of an issuer rated at least “A-1” by S&P or “P-1” by Moody’s, (iv) repurchase obligations rated at least “A-1” by S&P or “P-1” by Moody’s, (v) any negotiable instruments or securities or other investments subject to the satisfaction of at least an “A-1” rating by S&P or a “P-1” rating by Moody’s, and (vi) shares of any money market fund that (a) has net assets whose Dollar equivalent exceeds $500,000,000, and (b) is rated at least “AAAm” or “AAAm-G” by S&P or “Aaa” by Moody’s. Notwithstanding the above, except for purposes of determining Unrestricted Cash for purposes of calculating the Minimum Interest Coverage under Section 6.14(a), Cash Equivalents shall not include any Qualified Investment that is held by the Company in the Securities Account of the Company with U.S. Bank National Association having account number 786577-900 or is held by the NewStar Collateral Subsidiary in the Securities Account of the NewStar Collateral Subsidiary with U.S. Bank National Association having account number 135860-200.”

(iii) The definition of “CLO Note Amount” is hereby amended by deleting such definition in its entirety and by substituting the following therefor:

“‘CLO Note Amount’ means, as of any date of determination, the product of (a) the aggregate outstanding principal balance of all Eligible CLO Notes as of the Measurement Date ending on or most recently ended prior to such date multiplied by (b) 0.50.”

(iv) The definition of “Commitment Termination Fee” is hereby amended by deleting such definition in its entirety and by substituting the following therefor:

“‘Commitment Termination Fee’ means, as of any date of determination, the fee payable pursuant to Section 2.04(d) in connection with the events described therein, in an amount equal to:

(a) with respect to the optional or required termination of the Term Commitments under Section 2.03(c) or Section 2.02(b)(ii) on or prior to the Draw Period Termination Date, the product of (i) the aggregate unfunded Term Commitments as of such date of termination and (ii) 3%;

(b) with respect to the optional or required termination of the Revolving Commitments under Section 2.03(c) or Section 2.02(b)(ii), (i) in the case of any such termination made during the period commencing on the First Amendment Effective Date and ending on June 30, 2012, zero, (ii) in the case of any such termination made during the period commencing on July 1, 2012 and ending on August 31, 2015, the product of (x) the aggregate Revolving Commitments as of the date of such termination and (y) 1% and (iii) in the case of any such termination made at any time thereafter, zero;

(c) with respect to the Commitment Termination Fee due pursuant to Section 2.04(d)(ii), the product of (i) the aggregate unfunded Term Commitments as of March 31, 2012 and (ii) 3%; and

(d) with respect to the Commitment Termination Fee due pursuant to Section 2.04(d)(iii), (i) in the case of any such prepayment made during the period commencing on the First Amendment Effective Date and ending on the first anniversary of the First Amendment Effective Date and applied to prepay Term Loans, the product of (x) the amount of such prepayment and (y) 3%, (ii) in the case of any such prepayment made during the period commencing on the date immediately succeeding the first anniversary of the First Amendment Effective Date and ending on August 31, 2015 and applied to prepay Term Loans, the product of (x) the amount of such prepayment and (y) 1%, and (iii) in the case of any such prepayment made at any time thereafter, zero.”

(v) The definition of “Draw Period Termination Date” is hereby amended by deleting such definition in its entirety and by substituting the following therefor:

“‘Draw Period Termination Date’ means the earlier of (a) the date on which the Term Loans are fully drawn and (b) March 31, 2012.”

(vi) The definition of “Eligible CLO Note” is hereby amended by deleting such definition in its entirety and by substituting the following therefor:

“‘Eligible CLO Note’ means (i) any CLO Note that is listed on Schedule 1.01A hereto, (ii) any CLO Note purchased by the Company or a Subsidiary Guarantor after the date hereof that was issued by a CLO Subsidiary that issued any CLO Note listed on Schedule 1.01A hereto, and (iii) any other CLO Note issued after the date hereof by a CLO Subsidiary formed after the date hereof so long as (a) the structure and capitalization of such CLO Note and the related CLO Subsidiary are substantially similar to, or not otherwise less favorable to the holder than, those CLO Notes listed on Schedule 1.01A, (b) such CLO Note is issued on or after the First Amendment Effective Date and has, as of the Measurement Date then most recently ended, a public credit rating of not lower than “BB” (or its equivalent) from at least one nationally recognized statistical rating organization or (c) such CLO Note has been approved in writing by the Administrative Agent, such approval not to be unreasonably withheld, conditioned or delayed; provided that in each case of clauses (i), (ii) and (iii), such CLO Note satisfies the General Eligibility Criteria.”

(vii) The definition of “Eligible Unencumbered Asset” is hereby amended by deleting such definition in its entirety and by substituting the following therefor:

“‘Eligible Unencumbered Asset’ means (a) any Unencumbered Asset of any type (other than a Qualified Investment) that satisfies the General Eligibility Criteria and is held by the NewStar Collateral Subsidiary or an REO Subsidiary that is a Subsidiary Guarantor or (b) any Unencumbered Asset consisting of a Qualified Investment that satisfies the General Eligibility Criteria and is held by the Company in the Securities Account of the Company with U.S. Bank National Association having account number 786577-900 or is held by the NewStar Collateral Subsidiary in the Securities Account of the NewStar Collateral Subsidiary with U.S. Bank National Association having account number 135860-200.”

(viii) The definition of “Investment” is hereby amended by deleting such definition in its entirety and by substituting the following therefor:

“‘Investment’ means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (i) the purchase or other acquisition of Capital Stock or other securities of another Person, (ii) a loan, advance or capital contribution to, or purchase or other acquisition of any other Indebtedness of or equity participation or interest in, another Person, including any partnership or Investment Vehicle interest in such other Person or (iii) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit. Except as otherwise set forth in the definition of “Adjusted Qualified Investment Amount” with respect to Qualified Investments, the amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment. For avoidance of doubt, any Qualified Investment held by any Person shall constitute an Investment by such Person.”

(ix) The definition of “Investment Vehicle Equity Amount” is hereby amended by deleting such definition in its entirety and by substituting the following therefor:

“‘Investment Vehicle Equity Amount’ means, as at any date of determination, with respect to each Eligible Investment Vehicle, the product of (i) 0.35 multiplied by (ii) the difference between (A) the Adjusted Loan Amount of all Obligor Loans held by such Eligible Investment Vehicle as of the Measurement Date ending on or most recently ended prior to such date and (B) the difference between (1) the Investment Vehicle Debt of such Eligible Investment Vehicle as of the Measurement Date ending on or most recently ended prior to such date and (2) the Principal Cash of each Eligible Investment Vehicle as of such date, provided that (a) so long as no party has any recourse to the Company in respect of any Indebtedness of an Eligible Investment Vehicle, the Investment Vehicle Equity Amount with respect to such Eligible Investment Vehicle shall not be an amount less than zero, and (b) with respect to any Investment Vehicle Debt as to which a third party has total or partial recourse to the Company, the Investment Vehicle Equity Amount with respect to such Eligible Investment Vehicle may be less than zero, but the amount by which such Investment Vehicle Equity Amount may be less than zero shall not exceed the Liquidated Recourse Amount in respect of such Investment Vehicle Debt.”

(x) The definition of “Obligor Senior Leverage Ratio” is hereby amended by deleting such definition in its entirety and by substituting the following therefor:

“‘Obligor Senior Leverage Ratio’ means, with respect to any Obligor Loan as of any Measurement Date, the ratio of (a) the excess of Obligor Senior Debt in respect of such Obligor Loan over Obligor Cash of the related Obligor as of such Measurement Date to (b) Obligor EBITDA in respect of such Obligor Loan for the period of twelve consecutive calendar months ending on or most recently ended prior to such Measurement Date.”

(xi) The definition of “Revolving Commitment” is hereby amended by deleting such definition in its entirety and by substituting the following therefor:

“‘Revolving Commitment’ means, with respect to each Revolving Holder, the commitment of such Revolving Holder to make Revolving Loans hereunder, as such commitment may be (1) reduced from time to time pursuant to Section 2.03(b) and/or Section 2.03(c), or (2) reduced or increased from time to time pursuant to assignments by or to such Holder pursuant to Section 12.07. The initial maximum amount of each Revolving Holder’s Revolving Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption pursuant to which such Revolving Holder shall have assumed its Revolving Commitment, as applicable. The aggregate maximum amount of the Revolving Commitments as of the First Amendment Effective Date is equal to $25,000,000.”

(xii) The definition of “Scheduled Maturity Date” is hereby amended by deleting such definition in its entirety and by substituting the following therefor:

“‘Scheduled Maturity Date’ means August 31, 2016.”

(xiii) The definition of “Term Commitment” is hereby amended by deleting such definition in its entirety and by substituting the following therefor:

“‘Term Commitment’ means, with respect to each Term Holder, the commitment of such Term Holder to make Term Loans hereunder, as such commitment may be (1) reduced from time to time pursuant to Section 2.03(c), or (2) reduced or increased from time to time pursuant to assignments by or to such Term Holder pursuant to Section 12.07. The initial maximum amount of each Term Holder’s Term Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption pursuant to which such Term Holder shall have assumed its Term Commitment, as applicable. The aggregate maximum amount of the Term Commitments as of the First Amendment Effective Date is equal to $100,000,000.”

(xiv) The definition of “Unencumbered Asset Amount” is hereby amended by deleting such definition in its entirety and by substituting the following therefor:

“‘Unencumbered Asset Amount’ means, as of any date of determination, the sum of (a) the product of (i) 0.70 multiplied by (ii) of the aggregate Adjusted Loan Amount of all Eligible Unencumbered Assets consisting of Obligor Loans and Investments (other than Qualified Investments) as of the Measurement Date ending on or most recently ended prior to such date plus (b) the aggregate Adjusted Qualified Investment Amount of all Eligible Unencumbered Assets consisting of Qualified Investments as of the Measurement Date ending on or most recently ended prior to such date.”

(xv) The definition of “Unencumbered Assets” is hereby amended by deleting such definition in its entirety and by substituting the following therefor:

“‘Unencumbered Assets’ means (a) Obligor Loans or Investments (other than Qualified Investments) owned by the NewStar Collateral Subsidiary or an REO Subsidiary and not subject to any Lien (other than Permitted Encumbrances) or (b) Investments consisting of Qualified Investments owned by the Company or the NewStar Collateral Subsidiary and not subject to any Lien (other than Permitted Encumbrances).

(xvi) The definition of “Wachovia Facility” is hereby amended by deleting such definition in its entirety and by substituting the following therefor:

“‘Wachovia Facility’ means the Fourth Amended and Restated Loan and Servicing Agreement amended and restated as of July 12, 2011, by and among NewStar CP Funding LLC, as the Borrower, the Company, as the Originator and Servicer, each of the conduit lenders and institutional lenders from time to time party thereto, each of the lender agents from time to time party thereto, Wells Fargo Securities, LLC, as the Administrative Agent, and U.S. Bank National Association, as the Trustee, together with any documents executed in connection therewith, as amended by the First Amendment to Fourth Amended and Restated Loan and Servicing Agreement dated as of November 4, 2011 and as the same may be further amended, restated, supplemented or otherwise modified from time to time.”

(xvii) Section 1.01 of the Note Agreement is hereby further amended by inserting the following new definitions of “Adjusted Qualified Investment Amount”, “Applicable Debt Rating”, “First Amendment Effective Date”, “Large Liquid Loan”, “Moody’s”, “Obligor Cash”, “Qualified Investment”, and “S&P” therein in appropriate alphabetical order:

“‘Adjusted Qualified Investment Amount’ means, at any time of determination, with respect to any Qualified Investment set forth below, the product of (a) the value of such Qualified Investment as of such date of determination as quoted by Bloomberg Professional Service (or, in the case of Qualified Investments not so quoted, the amount of such Qualified Investment as of such date) multiplied by (b) the percentage (expressed as a fraction) set forth opposite such Qualified Investment below:

Qualified Investment	Percentage

Marketable obligations of the United States, the full and timely payment of which are backed by the full faith and credit of the United States of America and that have a maturity of not more than 365 days from the date of acquisition	99%

Marketable obligations, the full and timely payment of which are directly and fully guaranteed by the full faith and credit of the United States and that have a maturity of not more than 365 days from the date of acquisition	99%

Negotiable debt obligations issued by the U.S. Treasury Department having a remaining maturity of 1-10 years	97%

Qualified Investment	Percentage

Negotiable debt obligations issued by the U.S. Treasury Department having a remaining maturity of more than 10 years	95%

Bankers’ acceptances and certificates of deposit and other interest-bearing obligations (in each case having a maturity of not more than 360 days from the date of acquisition) denominated in dollars and issued by any bank with capital, surplus and undivided profits aggregating at least $100,000,000, the short-term obligations of which are rated of least A-1 by S&P and P-1 by Moody’s	98%

Commercial paper (having original maturities of no more than 365 days) rated at least A-1 by S&P and P-1 by Moody’s	98%

“‘Applicable Debt Rating’ means, with respect to any loan facility on any date of determination, the rating assigned to such facility by S&P (or, in the event that such facility is not rated by S&P, the current rating assigned to such facility by Moody’s) as of such date.”

“‘First Amendment Effective Date’ means January 27, 2012.”

“‘Large Liquid Loan’ means any Obligor Loan issued as part of a publicly-rated loan facility that is rated by S&P or Moody’s with an original loan size (including any first and second lien loans included in such facility) greater than $250,000,000, including for purposes of this definition, the maximum available amount of commitments under any revolving loan facilities and delayed draw term loan facilities.”

“‘Moody’s’ means Moody’s Investors Service, Inc.”

“‘Obligor Cash’ means, as of any date of determination with respect to any Obligor Loan, the aggregate amount of all cash of such Obligor as reflected in the Company’s internal credit performance tracking system (to the extent the Company has received the required information from such Obligor) and approved by the chief credit officer of the Company, it being understood that the amount of cash of such Obligor reflected in such system shall be updated not less frequently than quarterly and shall be conclusive evidence of Obligor Cash with respect to such Obligor Loan, absent the Company’s fraud, gross negligence or manifest error.”

“‘Qualified Investment’ means

(a) marketable obligations of the United States, the full and timely payment of which are backed by the full faith and credit of the United States of America and that have a maturity of not more than 365 days from the date of acquisition;

(b) marketable obligations, the full and timely payment of which are directly and fully guaranteed by the full faith and credit of the United States and that have a maturity of not more than 365 days from the date of acquisition;

(c) negotiable debt obligations issued by the U.S. Treasury Department having a remaining maturity of 1-10 years;

(d) negotiable debt obligations issued by the U.S. Treasury Department having a remaining maturity of more than 10 years;

(e) bankers’ acceptances and certificates of deposit and other interest-bearing obligations (in each case having a maturity of not more than 360 days from the date of acquisition) denominated in dollars and issued by any bank with capital, surplus and undivided profits aggregating at least $100,000,000, the short-term obligations of which are rated of least A-1 by S&P and P-1 by Moody’s; and

(f) commercial paper (having original maturities of no more than 365 days) rated at least A-1 by S&P and P-1 by Moody’s.”

“‘S&P’ means Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business.”

(c) Amendment to Section 2.01(b) of the Note Agreement. The final sentence of Section 2.01(b) of the Note Agreement is hereby amended by deleting such sentence in its entirety and substituting the following sentence therefor:

“In the event that the Company does not borrow the full amount of the Term Commitments on or prior to March 31, 2012, the Company will be required to pay the Commitment Termination Fee to the extent required pursuant to Section 2.04(d)(ii).”

(d) Amendment to Section 2.01(e) of the Note Agreement. Section 2.01(e) of the Note Agreement is hereby amended by deleting such section in its entirety and substituting the following section therefor:

“(e) Notes. On the First Amendment Effective Date, the Company shall execute and deliver to each Holder having a Revolving Commitment a Revolving Note in the principal amount of such Holder’s Revolving Commitment and shall execute and deliver to each Holder having a Term Commitment a Term Note in the principal amount of such Holder’s Term Commitment. Each Holder shall return to the Company all Revolving Notes and Term Notes issued by the Company to such Holder prior to the First Amendment Effective Date marked ‘cancelled’.”

(e) Amendment to Section 2.04(d)(ii) of the Note Agreement. Section 2.04(d)(ii) of the Note Agreement is hereby amended by deleting such section in its entirety and substituting the following section therefor:

“(ii) In the event that the Company shall not have requested the funding of additional Term Loans in the aggregate principal amount of $50,000,000 in accordance with Section 2.01(b) during the period commencing on the First Amendment Effective Date and continuing through and including March 31, 2012, such that the aggregate amount of all Term Loans funded from and after the Closing Date equals $100,000,000 (or the Company shall have failed to satisfy the provisions of Section 4.02 with respect to the funding of such additional Term Loans such that additional Term Loans in the aggregate principal amount of $50,000,000 are not funded during such period), then within five (5) Business Days after March 31, 2012, the Company shall pay the Commitment Termination Fee to the Administrative Agent for the account of the Term Holders; provided that if, prior to March 31, 2012, a Commitment Termination Fee has been paid by the Company pursuant to Section 2.04(d)(i) in connection with a termination of the Term Commitments in whole, then no Commitment Termination Fee shall be due pursuant to this Section 2.04(d)(ii).”

(f) Amendment to Section 5.21 of the Note Agreement. Section 5.21 of the Note Agreement is hereby amended by deleting such section in its entirety and substituting the following section therefor:

“5.21 Ownership of CLO Notes. Other than the CLO Notes set forth on Schedule 1.01A, as of the First Amendment Effective Date, neither the Company nor 2009 CLO Subsidiary holds or otherwise owns any CLO Notes.”

(g) Amendment to Section 7.04 of the Note Agreement. Section 7.04 of the Note Agreement is hereby amended by deleting clause (e) in its entirety and substituting the following clause (e) therefor:

“(e) Dispositions of Unencumbered Assets (other than Qualified Investments) or any Obligor Loan; provided that, if such Disposition is made by any such Person other than 2009 CLO Subsidiary, after giving effect to such Disposition and the application of the proceeds thereof, the Coverage Test shall be satisfied;

(h) Amendment to Section 7.04 of the Note Agreement. Section 7.04 of the Note Agreement is hereby amended by deleting clauses (h) and (i) in their entirety and substituting the following clauses (h), (i), (j) and (k) therefor:

“(h) Dispositions of Workout Assets to non-Affiliates, provided that, both before and after giving effect thereto, the Coverage Test shall be satisfied;

(i) subject to the terms of Section 7.03, any Disposition by the Company of property or other assets not constituting Collateral;

(j) after the First Amendment Effective Date, Disposition by the Company of the Capital Stock of a Warehouse Subsidiary that is part of the Collateral, provided that, both before and after giving effect thereto, the Coverage Test shall be satisfied, and, provided further that, only one Disposition per Warehouse Subsidiary is permitted pursuant to this Section 7.04(j); and

(k) Dispositions of, subject to the prior written consent of the Administrative Agent (except that no such consent shall be required if (A) the Company shall have delivered to the Administrative Agent a Borrowing Base Certificate no later than three (3) Business Days prior to the date of such Disposition and the Administrative Agent shall not have notified the Company of any error in any calculation made under such Borrowing Base Certificate within three (3) Business Days after the delivery of such Borrowing Base Certificate to the Administrative Agent and (B) after giving effect to such Disposition and the application of the proceeds thereof, the Coverage Test shall be satisfied), Unencumbered Assets that are Qualified Investments; provided, that only four such Dispositions per calendar quarter are permitted pursuant to this Section 7.04(k).”

(i) Amendment to Schedules to Note Agreement. Schedules 1.01A, 2.01, 5.20 and 12.02 of the Note Agreement are hereby amended by replacing such Schedules with updated Schedules 1.01A, 2.01, 5.20 and 12.02 attached hereto. Such updated Schedules 1.01A, 2.01, 5.20 and 12.02 shall be deemed to be incorporated into the Note Agreement as of the date hereof and each reference in the Note Agreement to such Schedules shall be deemed to refer to such updated Schedules 1.01A, 2.01, 5.20 and 12.02 attached hereto on and after the date hereof.

3. No Default; Representations and Warranties, Etc. The Company hereby represents, warrants, confirms and covenants that the execution, delivery and performance by the Company of this Amendment and the consummation of the transactions contemplated hereby (a) have been duly authorized by all necessary action on the part of the Company, (b) have not violated, conflicted with or resulted in a default under and will not violate or conflict with or result in a default under (i) any applicable law or regulation, (ii) any term or provision of the organizational documents of the Company or (iii) any term or provision of any indenture, agreement or other instrument binding on the Company or any of its assets, except, in the case of the foregoing clauses (i) and (iii), to the extent that such violation, conflict or default could not reasonably be expected to result in a Material Adverse Effect, and (c) do not require any consent, waiver or approval of or by any Person which has not been obtained.

4. Ratification and Confirmation. The Company hereby agrees and confirms that:

(a) the Note Agreement and each of the other Note Documents, as amended and otherwise modified by the amendments specifically provided herein, are and shall continue to be in full force and effect and are hereby in all respects ratified and confirmed; and

(b) the liens and security interests granted in favor of the Administrative Agent for the benefit of itself and the Holders under the terms of the Note Documents are perfected, effective, enforceable and valid and that such liens and security interests are, in each case, a first priority lien and security interest except to the extent otherwise expressly permitted by the Note Documents and that such liens and security interests are hereby in all respects ratified and confirmed.

5. Conditions to this Amendment. The effectiveness of this Amendment shall be subject to the satisfaction of the following conditions precedent:

(a) The Administrative Agent shall have received payment of the upfront fee in accordance with that certain fee letter between the Company and the Administrative Agent of even date herewith.

(b) The Administrative Agent shall have received the following, each of which shall be originals or facsimiles or other electronic format (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Person, each dated the date hereof (or, in the case of certificates of governmental officials, a recent date before the date hereof) and each in form and substance satisfactory to the Administrative Agent and its legal counsel:

i)	executed counterparts of this Amendment and the Notes, sufficient in number for distribution to the Administrative Agent, each Holder and the Company;

ii)	such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Note Party as the Administrative Agent may reasonably require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Note Documents to which such Note Party is a party;

iii)	such documents and certifications as the Administrative Agent may reasonably require to evidence that each Note Party is duly organized or formed, and that each Note Party is validly existing, in good standing and qualified to engage in business in each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, except to the extent that the failure to be so qualified in any such jurisdiction other than the jurisdiction of such Note Party’s organization or formation could not reasonably be expected to result in a Material Adverse Effect;

iv)	a certificate of a Responsible Officer of the Company stating that no consent, license or approval is required in connection with the execution, delivery and performance by any Note Party and the validity against such Note Party of the Note Documents to which it is a party, other than those consents, licenses and approvals that have already been obtained;

v)

a certificate signed by a Responsible Officer of the Company certifying that (A) the representations and warranties of the Company contained in Article V of the Note Agreement or any other Note Document, or which are contained in any document furnished under or in connection herewith or therewith, shall be true and correct in all material respects on and as of the First Amendment Effective Date (except to the extent that any such representation or warranty expressly relates to an earlier date, in which case such representation or warranty shall be true and correct in all material respects of such date); (B) as of the First Amendment Effective Date, immediately after giving effect to this Amendment, no Default or Event of Default shall have occurred and be continuing; (C) there is no Judgment binding on any Note Party, and the Administrative Agent has not received from the Company any notice that any action, suit, investigation, litigation or proceeding is pending or overtly threatened in any court or before any arbitrator or Governmental Authority, which would be reasonably expected to impose or result in the imposition of a Material Adverse Effect; and (D) there has been no event or circumstance since September 30, 2011 that has had or could be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect; and

vi)	a Borrowing Base Certificate setting forth the Borrowing Base as of the date hereof, after giving effect to the initial Loans, if any, made on the date hereof.

(c) The Administrative Agent shall have received a favorable written opinion of Edwards Wildman Palmer LLP, counsel to the Note Parties, dated the First Amendment Effective Date, addressed to the Administrative Agent and the Holders and substantially similar in form and substance to the opinion delivered by such counsel on the Amendment Closing Date.

(d) The Administrative Agent shall have received evidence of the execution of such amendments, supplements or other modifications as may be required under the Natixis Facility and the Wachovia Facility, including amendments to the related limited liability agreement and sale and servicing agreements.

(e) The Administrative Agent shall have received an update or supplement to Exhibit C of the Security Agreement in form and substance reasonably satisfactory to the Administrative Agent.

(f) The Administrative Agent shall have received such other assurances, certificates, documents, consents or opinions as the Administrative Agent may reasonably require.

6. Miscellaneous.

(a) Except as otherwise expressly set forth herein, nothing herein shall be deemed to constitute an amendment, modification or waiver of any of the provisions of the Note Agreement or the other Note Documents, all of which remain in full force and effect as of the date hereof and are hereby ratified and confirmed. The Company acknowledges and agrees that nothing contained herein shall be deemed to entitle such party to a consent to, or a waiver, amendment or modification of, any of the terms, conditions, obligations, covenants or agreements contained in the Note Documents in similar or different circumstances or shall prejudice any right or rights which the Administrative Agent or any Holder now has or may have under, or in connection with, the Note Agreement, as amended hereby, the Note Documents, or any other documents referred to herein or therein.

(b) Upon the effectiveness of this Amendment, each reference in the Note Agreement to “this Agreement,” “hereunder,” “hereof,” “herein,” “hereby” or words of like import shall mean and be a reference to the Note Agreement as amended hereby, and each reference to the Note Agreement in any other document, instrument or agreement executed and/or delivered in connection with the Note Agreement shall mean and be a reference to the Note Agreement as amended hereby.

(c) This Amendment may be executed in any number of counterparts, each of which, when executed and delivered, shall be an original, but all counterparts shall together constitute one instrument. Whenever the terms or sections amended hereby shall be referred to in the Note Agreement, Note

Documents or such other documents (whether directly or by incorporation into other defined terms), such defined terms shall be deemed to refer to those terms or sections as amended by this Amendment. A signature page sent to the Administrative Agent or its counsel by facsimile or other electronic means (including in portable document format (.pdf)) shall be effective as an original counterpart signature.

(d) THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE, PROVIDED THAT THE ADMINISTRATIVE AGENT AND EACH HOLDER SHALL RETAIN ALL RIGHTS ARISING UNDER FEDERAL LAW. This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.

(e) The Company agrees to pay all reasonable expenses, including legal fees and disbursements incurred by the Administrative Agent in connection with this Amendment and the transactions contemplated hereby.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment which shall be deemed to be a sealed instrument as of the date first above written.

COMPANY

NEWSTAR FINANCIAL, INC.

By:	/s/ JOHN J. FRISHKOPF
John J. Frishkopf
Treasurer

ADMINISTRATIVE AGENT

FORTRESS CREDIT CORP., as Administrative Agent

By:	/s/ CONSTANTINE M. DAKOLIAS
Name: Constantine M. Dakolias
Title: President

HOLDERS

FORTRESS CREDIT OPPORTUNITIES I LP, as a Holder

By: Fortress Credit Opportunities I GP LLC, its general partner

By:	/s/ CONSTANTINE M. DAKOLIAS
Name: Constantine M. Dakolias
Title: President

FORTRESS CREDIT FUNDING I LP, as a Holder

By: Fortress Credit Funding I GP LLC, its general partner

By	/s/ CONSTANTINE M. DAKOLIAS
Name: Constantine M. Dakolias
Title: President

FORTRESS CREDIT FUNDING III LP, as a Holder

By: Fortress Credit Funding III GP LLC, its general partner

By:	/s/ CONSTANTINE M. DAKOLIAS
Name: Constantine M. Dakolias
Title: President

FORTRESS CREDIT FUNDING IV LP, as a Holder

By: Fortress Credit Funding IV GP LLC, its general partner

By:	/s/ CONSTANTINE M. DAKOLIAS
Name: Constantine M. Dakolias
Title: President